Exhibit 99.1

      LSB INDUSTRIES, INC. ANNOUNCES RESUMING PRODUCTION AT SUBSIDIARY'S
                           CHEROKEE, ALABAMA FACILITY

    OKLAHOMA CITY, Oct. 24 -- LSB Industries, Inc. (Amex: LXU) whose common stock is traded over the American Stock Exchange under the symbol LXU announced today that its subsidiary, Cherokee Nitrogen Company ("CNC"), which is located in Cherokee, Alabama, has resumed production at its anhydrous ammonia and nitrogen products plant.

    CNC suspended production on September 22, 2005 due to disruption in delivery of natural gas carried on the Tennessee 500 Leg natural gas pipeline. Although the Tennessee 500 Leg pipeline is expected to remain out of service under force majeure conditions for many more weeks, CNC has recommenced production utilizing natural gas sourced from other pipelines. The natural gas supply from these other pipelines may be less reliable and may have a higher cost than natural gas transported by the Tennessee 500 Leg. This may affect the rate of production or the cost of production at the CNC plant.

    LSB is a manufacturing, marketing, and engineering company with activities on a worldwide basis. LSB's principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities.

    This press release contains certain forward-looking statements, including, but not limited to, that the Tennessee 500 Leg pipeline is expected to be out of service under force majeure conditions for many more weeks, natural gas supplies to be received by CNC from other pipelines may be less reliable and may have higher cost than natural gas transported by the Tennessee 500 Leg, and that this may affect uncertainties that could result in results differing materially from such forward-looking statements, such as the general economic conditions, recurring natural disasters (such as hurricanes), regulatory changes, changes in business conditions and governmental policies, production issues at the CNC plant and the terms of obtaining the natural gas. The Company has no obligation to update any forward-looking statement.

SOURCE  LSB Industries, Inc.
    -0-                             10/24/2005
    /CONTACT: Tony M. Shelby, Chief Financial Officer of LSB Industries, Inc., +1-405-235-4546; or Leslie A. Schupak, ext. 205, or Joe Mansi, ext. 207, both of KCSA, +1-212-682-6300, for LSB Industries, Inc./
    /Web site:  http://www.lsb-okc.com /
    (LXU)